Exhibit 99.1

ClearSign Combustion Corporation Announces Third Quarter 2016 Results

Completed Installations and Pursuing Sales in 3 Market Verticals

SEATTLE, November 14, 2016 – ClearSign Combustion Corporation (NASDAQ: CLIR), an emerging provider of industrial combustion technologies that help to reduce emissions and improve efficiency, today announced its results for the third quarter ending September 30, 2016.

“The Company continues to make monumental progress in commercial acceptance of our Duplex™ technology” said Steve Pirnat, ClearSign Chairman and CEO. “We have announced the completion and acceptance of two refinery installations as well as the first of six enclosed wellhead flare projects. These successful applications of Duplex have been verified by third parties and confirm the performance of our technology in reducing emissions and improving operational performance over multiple vertical markets.”

ClearSign has now completed Duplex installations at Best Available Control Technology (BACT)1 levels of oxides of nitrogen (NOx) emissions in three vertical markets:

•	Refinery process heating,
•	Upstream Enhanced Oil Recovery in once through steam generation (OTSG), and
•	Enclosed flares.

“These markets amount to one third of the $3.6 billion of initial target markets we have identified. Our successful installations have increased interest in our Duplex technology. As such, we have added a Houston sales office and focused our resources on Duplex sales capabilities, particularly to major and super-major oil refiners who are largely headquartered in Texas” said Mr. Pirnat. “We have recorded 2016 sales of $621,000 through today and look to add more in these markets.”

Strategic and operational highlights during and subsequent to the third quarter included:

•	Recorded first Duplex revenue in Q3 in the enclosed wellhead flare market- Upon completion and customer acceptance, the Company received payment for the initial retrofit of its Duplex technology into an enclosed ground flare for a major California oil producer.

[1]	BACT is determined by state & local air management districts on a case-by-case basis as technology required on major new or modified pollution sources in non-attainment areas. Although Duplex has not yet achieved BACT designation for the described applications, it has achieved BACT-level NOx emissions.

•	Received significant follow-on order in enclosed wellhead flare vertical – Following completion of the first installation, the Company received a follow-on order for five additional installations thereby validating its Duplex technology. The order is valued at $900,000 of which 40% has been prepaid in accordance with typical industry terms. This is scheduled to be completed over the next 3 to 9 months.
•	Completed and announced acceptance of Tricor Refinery Heater Project as well as a second refinery process heater - ClearSign retrofitted both customer’s refinery heaters with ClearSign’s unique, patented Duplex technology to ensure compliance with California’s strict air emissions requirements. Following the retrofits, independent third party testing on behalf of the refiners confirmed emission levels of NOx that would qualify as BACT in any jurisdiction within the U.S.
•	Announced certain 4th quarter sales – The Company also revealed that subsequent to quarter end it has recorded sales of $361,000 in the refinery process heating and Upstream Enhanced Oil Recovery markets bringing 2016 sales to date to $621,000.
•	Opened a Houston sales office - ClearSign hired an industry veteran and established a sales office in Houston to better take advantage of opportunities in the oil and gas industry.
•	Reassigned executives to accelerate development and support customer projects - The Company promoted Donald Kendrick, Ph.D. to Chief Technology Officer and appointed Joe Colannino to the position of Senior Vice President of Engineering to accelerate product development efforts surrounding its Duplex technology platform.

In the Company’s third quarter results, ClearSign recorded its first Duplex revenues of $260,000 after delivering the first of six wellhead flare retrofits. Due primarily to increased development and field testing of its Duplex technology and write-offs resulting from a re-evaluation of its patent portfolio, ClearSign incurred a loss for the quarter of $3.8 million, as compared to a loss of $2.0 million for the same period of 2015 and a loss of $2.4 million for the quarter ending June 30, 2016.

With the realization of its first significant product revenue this quarter, the Company made organizational changes to better allocate its resources towards sales growth. Additionally, the Company reassessed its patent portfolio in order to focus resources on its most promising intellectual property without meaningfully degrading the quality of the remaining intellectual property portfolio. As a result, the Company recorded an impairment loss of $1.7 million for the quarter, a step that will serve to better focus future patent cost commitments. At quarter end, the Company holds 21 patents and has 80 patents pending.

Working capital at September 30, 2016 totaled $2.4 million including cash and equivalents of $3.6 million. Shares outstanding at November 14, 206 total 12,970,410.

Conference Call

A conference call discussing the release of the Company’s results for the third quarter ending September 30, 2016 will be held today, November 14, 2016, at 4:30 PM Eastern Time. To listen to the conference call, you should dial 866-372-4653 (international: + 412-902-4217) five to ten minutes before the scheduled start time and request to be connected to the ClearSign Combustion Corporation conference call. Alternately you can use this link: https://www.webcaster4.com/Webcast/Page/987/18324 or visit ClearSign’s Investor Relations page to listen to the call online. If you wish to listen to a replay of the conference call, you may dial 1-877-344-7529 (international: +1-412-317-0088) and enter conference ID 10096389. The replay will be available for 7 days after the conference call.

About ClearSign Combustion Corporation

ClearSign Combustion Corporation designs and develops products and technologies for the purpose of improving key performance characteristics of combustion systems, including emissions and operational performance, energy efficiency and overall cost-effectiveness. Our patented Duplex™ and Electrodynamic Combustion Control™ platform technologies enhance the performance of combustion systems in a broad range of markets, including the energy (upstream oil production and down-stream refining), commercial/industrial boiler, chemical, petrochemical, and power industries. For more information, please visit www.clearsign.com.

Cautionary note on forward-looking statements

This press release includes forward-looking information and statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events that are based on management’s belief, as well as assumptions made by, and information currently available to, management. While we believe that our expectations are based upon reasonable assumptions, there can be no assurances that our goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect our actual results and may cause results to differ materially from those expressed in forward-looking statements made by us or on our behalf. Some of these factors include the acceptance of existing and future products, the impact of competitive products and pricing, general business and economic conditions, and other factors detailed in our Quarterly Report on Form 10-Q and other periodic reports filed with the SEC. We specifically disclaim any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

For further information:

Investor Relations:

Matthew Selinger

Three Part Advisors, LLC for ClearSign

+1 817-310-8776

Media:

Brittney Garneau

Pierpont Communications for ClearSign

+1 713-627-2223

bgarneau@piercom.com

ClearSign Combustion Corporation

(unaudited)

Statements of Operations

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Sales	$260,000	$-	$260,000	$-
Cost of Sales	47,000	-	47,000	-
Gross profit	213,000	-	213,000	-
Operating expenses:
Research and development	1,226,000	815,000	3,767,000	2,102,000
General and administrative	2,840,000	1,154,000	5,342,000	3,269,000
Total operating expenses	4,066,000	1,969,000	9,109,000	5,371,000
Loss from operations	(3,853,000)	(1,969,000)	(8,896,000)	(5,371,000)
Interest income	7,000	8,000	30,000	31,000
Net Loss	$(3,846,000)	$(1,961,000)	$(8,866,000)	$(5,340,000)
Net Loss per share	$(0.30)	$(0.15)	$(0.69)	$(0.43)

Balance Sheets

	September 30,	December 31,
	2016	2015
ASSETS
Current Assets:
Cash and cash equivalents	$3,558,000	$10,985,000
Prepaid expenses	490,000	203,000
Costs on uncompleted contracts in excess of billings	144,000	-
Total current assets	4,192,000	11,188,000

Fixed assets, net, and other assets	217,000	133,000
Patents and other intangible assets, net	1,697,000	2,881,000

Total Assets	$6,106,000	$14,202,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$584,000	$495,000
Accrued compensation and taxes	849,000	1,109,000
Deferred rent	7,000	20,000
Billings on uncompleted contracts in excess of costs	318,000	-
Total current liabilities	1,758,000	1,624,000

Stockholders’ Equity:
Common stock, $0.0001 par value, 12,970,410 and 12,868,943 shares issued and
outstanding at September 30, 2016 and December 31, 2015, respectively	1,000	1,000
Additional paid-in capital	42,371,000	41,735,000
Accumulated deficit	(38,024,000)	(29,158,000)
Total stockholders’ equity	4,348,000	12,578,000

Total Liabilities and Stockholders’ Equity	$6,106,000	$14,202,000